PATENT ASSIGNMENT AND ROYALTY AGREEMENT

THIS PATENT ASSIGNMENT AND ROYALTY AGREEMENT, consisting of seven pages (hereinafter the "Agreement") is made and entered into as of the 30th day of September, 1999 by and between Solplax Limited, of Galway, Ireland (hereinafter "Assignor") and Graduated Plactics, Inc., a Nevada Corporation (hereinafter "Assignee"), collectively referred to herein as the "Parties." As authorized by: Bayan Oleg Thadius Giltsoff.

RECITALS

     WHEREAS, Assignor is the owner of United States Patent - 5,948,848 a patent for Biodegradable plastics - material and a method for its manufacture, ("Patent"), as more specifically described in the Patent attached as Exhibit A, and the associated Trademarks, Service Marks and any patents currently pending as described in Exhibit B.

     WHEREAS, Assignor is the owner of the Patent and patent pendings, as set forth in attached Exhibit A and Exhibit B, along with any associated trademarks (hereinafter collectively referred to as the "Intellectual Property").

     WHEREAS, Assignee is a Nevada corporation which has been formed for purposes of manufacturing plactics in North America.

     WHEREAS, Assignee wishes to use the Intellectual Property, and through this Agreement seeks a grant from Assignor to utilize the Intellectual Property in the manufacture, distribution and general marketing of its plactics and any products associated therewith.

     WHEREAS, Assignor is desirous of receiving royalties from Assignee in exchange for granting to Assignee the Intellectual Property.


     BASED UPON THE FOREGOING, and the mutual promises and covenants contained herein, the Parties agree as follows:

     1. Grant of Assignment. Subject to Assignee's full and faithful performance of the terms and conditions of this Patent Assignment and Royalty Agreement the Assignor hereby grants and the Assignee accepts the Assignment of Patent.

     2. Uses of Intellectual Property. The Assignee may use Intellectual Property identified in attached Exhibit A and Exhibit B in, on and for Assignee's exclusive rights.

     3. Territory of Use. Assignee shall be entitled to make use of the Intellectual Property in the manner prescribed herein only in the United States of America. The foregoing notwithstanding, the Assignee may use the Intellectual Property for advertising, worldwide.

     4. Expansion of Territory. Subject to the Assignee's full and faithful performance of its obligations under this Agreement, the Assignor shall enter into good faith negotiations with Assignee for additional Exclusive Territory from time to time.

     5. Term. The term of this Agreement shall be in perpetuity from the date of execution hereof, subject to the Parties' termination rights as set forth herein. Provided Assignee is not in default in its obligation under this Patent Assignment and Royalty Agreement.

      6. Consideration. As consideration for the Assignor's grant of the Intellectual Property and Patents as described in Exhibit A and Exhibit B, Assignee agrees that Assignor will pay to Assignor, on a quarterly basis, an amount equal to five percent (5%) of the Net Receipts received by Assignee.


          6.1 "Net Receipts" means the gross receipts actually received by Company or its affiliates from all Sales and Licenses of the Intellectual Property, less the following amounts.

      A. Taxes on sale or license, such as sales, use, excise, value-added and other taxes.

     B. Amounts reimbursed by customers, consumers, such as for insurance, shipping, handling and similar charges.

      C. Sales commissions, similar fees, compensation and related costs paid to sales representatives.

      D. Promotional amounts, such as credits, cash discounts, freight discounts, rebates, promotional allowances or similar items to customers and any receipts from copies supplied for promotional purposes to the press, trade, sales representatives or potential customers.

     E. Amounts for replacements or revisions, including any receipts from copies of the Intellectual Property which are distributed by Company to customers as replacement or replacement, whether provided under a warranty or maintenance policy or otherwise.

     F.  Amounts for returns, such as credits, refunds or allowances.

      G. Currency exchange fees incurred by Company with respect to receipts other than in United States dollars.

     H. Receipts from distress sales, which are defined as any Sale of the Intellectual Property for the primary purpose of reducing inventory which is made at a price less than or equal to thirty percent (30%) of the most recently announced wholesale price of Company.

      I. Unrepatriated amounts, which are receipts by Assignee or its affiliates that cannot be repatriated to the United States because of currency control or similar laws. Such amounts will become "received by Assignee or its affiliates" when freed from such laws.

     6.2. Enforcement Assistance. As further consideration for the grant of the Intellectual Property, Assignee hereby agrees that it will aid and assist the Assignor in the policing and enforcement of the Intellectual Property rights, and will cooperate with Assignor in the identification and prosecution of infringers; which costs shall be borne by Assignor.

     6.3. Forbearance from Challenge of Rights. As further consideration for this grant of Intellectual Property, Assignee agrees that it will at no time during the term of this Agreement or thereafter, engage in any activity or legal proceeding, or aid or assist others in such activity or proceeding, which would seek to challenge Assignor's right, title, and interest in its Intellectual Property as defined herein.

     7. Representations and Warranties.

           7.1. Assignor's Covenants. Assignor has the good faith belief, and represents and warrants that it:

          7.1.1 has the exclusive right, title, and interest in and to the Intellectual Property inclusive of those patents set forth and described in Exhibit A and B;

          7.1.2  has no knowledge, actual or constructive, of any  past  or
     continuing  infringements,     alleged or otherwise, against  or  upon
     the patents by any persons in the areas of its use;

          7.1.3 has properly maintained the Intellectual Property;

          7.1.4 has not assigned, licensed, sublicensed or otherwise transferred any interest in and to the Patent or the Intellectual Property to any third person ; and

          7.1.5 will reasonably prosecute infringers of the Intellectual Property when, at the Assignor's sole discretion and at its sole cost and expense, enforcement is appropriate and necessary to preserve Assignor's right, title and interest in and to the Patent.

     8. Assignee's  Covenants.  Assignee  will  use  its  best  efforts  to
        develop,   manufacture,  distribute,  and  promote   its   products
        utilizing the Intellectual Property.

     9.   Indemnifications.

      9.1 Indemnification by Assignor. Assignor shall defend, indemnify and hold Assignee and all of Assignee's directors, officers, employees, agents, affiliates, subAssignees, successors and assigns (collectively the "Assignee's Protected Parties") harmless from and against any and all liabilities, losses, claims, causes of action, suits, damages (including incidental or consequential damages) and expenses, including reasonable attorneys' fees and expenses, for which Assignee may become liable or may incur, or be compelled to pay by reason of:

          9.1.1 Assignee's use of the Intellectual Property;

          9.1.2   claims   of  infringement  related  to  the  Intellectual
     Property; and

          9.1.3 any instruction, request, demand, suggestion or other proposal relating to the Intellectual Property made by Assignor.

     9.2 Indemnification by Assignee. In addition to any indemnification provided under any other agreement entered between these Parties, the
Assignee shall defend, indemnify and hold the Assignor and all of the Assignor's directors, officers, employees, agents, affiliates, servants or representatives (collectively, "Assignor's Protected Parties") harmless from and against any and all liabilities, losses, claims, causes of action, suits, damages (including incidental and consequential damages) and expenses, including reasonable attorneys' fees and expenses, losses for which Assignor or any of Assignor's Protected Parties become liable or may incur, or be compelled to pay by reason of Assignee's manufacture, production, distribution, or marketing by the Assignee for any negligence, error or omission caused by the Assignee.

     10. Termination.

     10.1 Termination for Breach. Without prejudice to any other rights or remedies available to either Party to this Patent Assignment and Royalty Agreement or pursuant to law or equity, either Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the other if either Party commits a material breach of this Agreement, or after receiving written notice of such breach fails to:

          10.1.1 cure the breach within thirty (30) days after expiration of sixty (60) day notice provided above;

          10.1.2 demonstrate that they are proceeding in good faith toward a cure of the breach and have been prevented from completing such cure by force majeure cause.

     10.2 Termination by Mutual Consent. The Agreement may be terminated upon thirty (30) days notice by the mutual consent of the Parties.

     11. Arbitration Clause. Any controversy or claim relating to this Agreement (other than a request for injunctive relief), including any controversy or claim as to the arbitratibility of any controversy or claim and any claim for rescission, shall be settled in the County of Clark, State of Nevada, in accordance with the then rules of the American Arbitration Association, and judgment upon an award rendered in such arbitration may be entered in any court having jurisdiction of the matter.

     12. Effect of Termination. Upon the termination of this Patent Assignment and Royalty Agreement, any rights of Assignee granted hereunder shall terminate and automatically revert to Assignor, and Assignee shall reasonably cooperate with Assignor to record the expiration or termination of this Agreement with the appropriate governmental offices. After termination, Assignee shall have one hundred eighty (180) days to effect the change of all trade usage of the Intellectual Property. Notwithstanding any other provision of this Agreement, upon the expiration or termination of this Agreement.

     13. Relationship of the Parties. The relationship of Assignor to the Assignee is that of independent contracting Parties and neither the Assignee nor its agents or employees shall be considered employees, agents, servants or representatives of the Assignor. This Agreement shall not be construed as authority for either Party to act for the other Party in an agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other, except to the extent of and for the purposes provided herein; nor shall this Agreement be interpreted to create a partnership or joint venture.

     14. Governmental Approvals and Taxes. Each party to this Agreement shall pay their own fees relating to governmental approvals or taxes relating to the income derived as the result of this Agreement.

     15.  Notice.   All  notices, consents, approvals  or  other  documents
required to be given or delivered under this License Agreement shall be given in writing either by personal delivery or certified mail, return receipt requested.

     Any written notice to Assignor shall be delivered to:
               Solplax Limited
               President

     Any written notice to Assignee shall be delivered to:

               Graduated Plactics
               Paul Branagan, President

     copy to:


          Donald J. Stoecklein
          Sperry Young & Stoecklein
          1850 E. Flamingo Rd. Suite 111
          Las Vegas, Nevada 89119



     16.  Governing Law.   This License Agreement shall be governed by  the
laws of the State of Nevada.

     17.  Construction.    For  purposes of this  Agreement,  the  language
herein shall be deemed to be the language of both Parties, and neither Party shall be deemed to be the Drafting Party.

     18. Attorneys' Fees. In any action or controversy arising out of or relating to this Agreement, the Prevailing Party shall be entitled to its reasonable attorneys' fees and costs.

     19.  Definitions.    Whether used with upper  or  lower  case  initial
letters, the following terms will have the following meanings when used herein:

     19.1 "Patent" shall mean Assignor's rights to the Patent as used in Assignor's Federal Registrations and Applications:

        U.S. Patent No. 5,948,848

together with such other common law rights as the Assignor may possess.

     19.2 "Intellectual Property" shall mean any rights resulting from Assignor creation, perfection, use of the Patent and Patents Pending, as more fully described in attached Exhibit A and Exhibit B, which list may be modified from time to time by written agreement of the Parties.

     20. Integration. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter herein, and shall supersede any pre-existing agreements and understandings between the Parties whether written or oral; provided, however, that to the extent that a conflict exists with respect to matters concerning the Patent, Intellectual Property or the use thereof, this Agreement shall control.

     21. Successors in Interest. The rights and obligations of the Parties hereto shall inure to the benefit of, and be binding upon and enforceable against the respective successors and assigns of the Parties.

     22. Waiver. No waiver by any Party of any breach of any provision herein shall constitute a waiver of any other breach of that or any other provision hereof.

     23. Severability. The invalidity of any provisions of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement, nor the remaining portion of the applicable provision.

     24. Headings. Headings contained in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     25.   Counterparts.  This  Agreement  may  be  executed  in   multiple
counterparts,  each of which   shall be deemed to be an original,  and  all
such counterparts shall constitute one instrument.

     26. Amendments. This Patent Assignment and Royalty Agreement shall not be modified or amended except pursuant to an instrument in writing executed by a duly authorized agent of each of the Parties to this Agreement.

WHEREFORE, this Agreement has been executed on the date first above written in Las Vegas, Nevada.

Graduated Plactics, Inc.                     Solplax Limited
A Nevada Corporation

/s/ Paul Branagan                       /s/ Solplax Limited
Signature                               Signature

President
Printed     Name/Title                 Printed Name/Title

9/30/99                                9/30/99
Date                                   Date


Approved by:

/s/ Bayan Oleg Thadius Giltsoff
____________________________________
Bayan Oleg Thadius Giltsoff